EX-99.e.1.ii

AMENDMENT NO. 4 TO
SCHEDULE I
TO THE DISTRIBUTION AGREEMENT

AS OF OCTOBER 29, 2014

This Schedule to the Distribution Agreement between Delaware Group Income Funds and Delaware Distributors, L.P. entered into as of May 15, 2003 and amended and restated on January 4, 2010 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Series.

			Portion
			designated as
		Total 12b-1 Plan	Service Fee Rate
		Fee Rate (per	(per annum of
		annum of the	the Series’
		Series’ average	average daily net
		daily net assets	assets
		represented by	represented by
		shares of the	shares of the
Series Name	Class Names	Class)	Class)	Effective Date
Delaware Corporate Bond	Class A	.25%		April 19, 2001
Fund
	Class C	1.00%	.25%	April 19, 2001
	Class R	.50%		May 15, 2003
	Institutional Class			April 19, 2001
Delaware Extended	Class A	.25%		April 19, 2001
Duration Bond Fund
	Class C	1.00%	.25%	April 19, 2001
	Class R	.50%		May 15, 2003
	Institutional Class			April 19, 2001
Delaware High-Yield	Class A	.25%		April 19, 2001
Opportunities Fund
	Class C	1.00%	.25%	April 19, 2001
	Class R	.50%		May 15, 2003
	Institutional Class			April 19, 2001
Delaware Diversified	Class A	.25%		February 25, 2010
Floating Rate Fund
	Class C	1.00%	.25%	February 25, 2010
	Class R	.50%		February 25, 2010
	Institutional Class			February 25, 2010

DELAWARE DISTRIBUTORS, L.P.
DELAWARE DISTRIBUTORS, INC., General Partner

By:	/s/ J. SCOTT COLEMAN
Name:	J. Scott Coleman, CFA
Title:	President

DELAWARE GROUP INCOME FUNDS
on behalf of the Series listed on Schedule I

By:	/s/ PATRICK P. COYNE
Name:	Patrick P. Coyne
Title:	President and Chief Executive Officer